Exhibit 99.2

Tidewater Inc.

November 19, 2013

10:45 AM ET

James West:	Okay, good morning again, everyone, and welcome back to the Barclay’s Select Growth Conference. I’m James West, lead oil service analyst for Barclay’s, and I’m pleased you could join us once again. Up next we’re going to hear from Jeff Platt, President and CEO of Tidewater, and Joe Bennett, Executive Vice President and head of Investor Relations.

Jeff was promoted to the CEO role in June of 2012, and he’s been with Tidewater since 1996 and served as the Company’s COO prior to his promotion. Tidewater has had an exciting year in 2013 as the largest OSV operator in the world. The Company is in the midst of what we think could be a very prolonged up cycle for offshore supply vessel demand.

In addition to enhancing its already modern OSVs, Tidewater also made a notable acquisition this year buying Troms Offshore, which gives the Company growing exposure to the North Sea and eventually to what we think will be very strong conditions in the Arctic area of the North Sea and perhaps the Russian sector as well.

In addition, the Company did announce an expansion recently of its strategy by making investments into 6 ROV units and it’s capturing the growing demand for subsea support. So please welcome back -- please welcome, excuse me, to the Barclay’s Select Growth Conference, Jeff Platt.

Jeff Platt:	Well, good morning, everybody, we’re very pleased to be here and, Jim, thank you for that introduction. Get through the Safe Harbor statement to satisfy the lawyers and get into it.

Just a little bit of background of who Tidewater is and what we do. We are the largest and, we think, the most experienced provider of marine support services, the offshore energy and gas industry. Primarily, we’re involved with an E&P exploration and development providing the vessel support to support drilling activity on a worldwide basis.

A little bit of background on Tidewater -- we were founded in 1956. The picture you see at the very top, that’s the Ebb Tide. That was the first purpose built OSV and, again, when the first offshore -- at that time it was an offshore barge that was put in to work in Louisiana, they used -- at the time the industry used shrimp boats and any kind of fishing equipment that they could use to supply the rigs.

On the back of a napkin, some people decided that they needed a little bit more back deck and some other things, and that was the first vessel that was built. In the lower picture, that’s the Troms Lyra, part of the acquisition we made earlier this year. That is a very modern PSV, deepwater PSV, Arctic capability. So you can see a little bit of difference. And I promise the next time I do the presentation, I can tell you how many of the Ebb Tides we could fit on the back deck of the boat below. But, suffice to say, that if they were sitting side-by-side, one would be quite small, the other would be quite large today.

Today Tidewater, our New York Stock Exchange symbol is TDW, market cap is around $3 billion, enterprise value about $4.5 billion. Some of the financial highlights for the company -- total assets about $4.2 billion, total revenues last year about $1.2 billion, net earnings of $151 million, and our debt to total cap is about 28 percent today.

Looking at key facts about Tidewater -- again, as I said, we were the first, it was the industry as a whole, its necessity is the mother of invention. When the first offshore rig went out, that’s when it was decided to that needed to have some better ways to support that. Tidewater built the first purpose-built boats, and the Company was formed thereafter.

We have the best-in-class safety and compliance culture. As a U.S. company, we operate in over 60 different countries today in virtually every oil and gas province -- offshore oil and gas province in the world. Some of those are very difficult places to operate to make sure you’re in full compliance with all the laws, tax regimes and et cetera. As a U.S. company, we have to make sure we dot the i’s and cross the t’s.

Safety is probably the first real service that we provide to our clients. Anytime you’re moving this type of equipment in rather inhospitable and moving conditions in a marine environment, you have the potential for injury either to persons, to equipment, or to environment. So safety is a very key part of the service we provide to our clients.

Tidewater first started, as I said, in Louisiana, Gulf of Mexico -- that’s where the cradle to the offshore industry started, and we’ve expanded worldwide, typically on the backs of our clients. As they moved international, we moved with them to support their drilling activities. And today, as I said, over 50 countries and about 8,000 employees worldwide. A majority of our operations are outside of the U.S. We’re about 10 percent of our activity is domestic, the rest is international and, again, we’ve grown as our clients have evolved and we’ll continue to evolve with that pace.

The largest new OSV fleet in the industry. Over the last six or seven years we really have invested to recapitalize our fleet. I’ll show you some numbers in some slides that are coming up, but today it is the largest OSV fleet in the world -- the largest new OSV fleet in the world. We’ll take a look at some of the history of our earnings and returns. It’s a cyclical industry, so we’ll take a quick look at that.

And, again, overall, we think the fundamentals are there when you look at the drilling activity and what are the outlooks for the future, we think that we are very much in the early stages of an upcycle for the industry as a whole and Tidewater, in particular.

We’ve done the reinvestment to get to this largest new fleet today. We’ve done so, we think, in a conservative manner, keeping that solid balance sheet, which allows us to capitalize on investment opportunities as they arise. Most recently, you saw what we did with the Troms acquisition, and, again, having that financial firepower keeps us where we can, again, make some other potential acquisitions -- or, rather, investments as they come up.

Looking at the backdrop for the industry as a whole, the single biggest number for us is active offshore drilling rigs -- the more is better. For every rig that’s operating out there, you need the service boats to supply the equipment, the materials, the mud and fuel to support the drilling activity. So this is going back to 2004. You can see the jackups, which are primarily the shelf drilling activity on a worldwide basis. And then the floaters are the gold line below that.

You can see after the financial crisis 2008, that’s where the jackup market really came down. It took the correction as the world economy kind of contracted. The floating market really didn’t see as dramatic a decrease. Again, it’s typically floaters associated with a more capital-intensive, a longer-term investment by our clients, so it’s harder to turn that activity on and off because of the investments involved.

You can see that the floaters continue to ramp up, and we find ourselves here at all-time highs in the terms of number of active rigs working. Again, on the jackup side, the shelf side, about 405 and 262 of the floaters. And I’d say if you look back at the prior peak, where we were at in 2008, I’m going to pull some of those numbers to contrast that and also look at the supply of vessels at the same time and kind of fast-forward that to where we find ourselves today and also look at, sort of, what-ifs.

These are the working rigs. There was a considerable backlog in newbuild rig activity, and it’s actually very favorable for us, a delivery over the next 12 to 18 months, both in the floaters, deepwaters and also even more weighted the number of jackup deliveries over the next 12 to 18 months are fairly significant. And, for the most part, the drillers outlooks are that those will be primarily incremental. There’s going to be some retirement but, overall, we continue to see the overall number of active drilling rigs continuing to increase at a pretty high clip -- high pace.

This is again -- this chart is taking some various points in time. At July 2008, that was the peak -- a number of about 600 rigs, active working rigs under construction to 186. Kind of do the math with that with the number of OSVs in the world, we were kind of at about a 3.4 vessel-to-rig ratio. And while that absolute number may not be correct, it does give an indication this was a good market for us. Anything we think that -- kind of below that 4 number, it typically bodes well for the vessel owners.

You look at the trough in 2011 and, again, you can see that OSV-rig ratio got up well over 4 approaching 5, that 4.83. So where do we find ourselves today? Again, the working total number of rigs offshore is about 713. I talked a bit about the backlog and the number of rigs that are in the queue to be delivered. It’s about 234, and the OSV population today is about a little over 3,000. And then if you look at the number of OSV under construction, there’s about 440 up from the trough, but certainly down from what was the previous high in January 2008.

So today we kind of find that rig ratio -- vessel-to-rig ratio about 4.25. Let’s kind of just take a little bit of a what-if. What if the rigs moves up to 830? Again, I said that we have a lot of rigs for delivery over the next 12 to 18 months. I think that 830 is probably a conservative number when you look at the number to be delivered, there will be some retirements, but I think that 830 is a pretty achievable number.

Global OSV population dropping from 3,000 to 2,900. I’ll get to that. I think that’s primarily driven by the number of retirements, and I’ve got a chart that’s going to show kind of the age profile of the industry as a whole, and I’ll show you how many ships that are greater than 25 years, which really are getting pushed out by our clients. In fact, a lot of those, actually, we believe are already pushed out. That number is not at 3,000 today. It’s certainly somewhat south of that.

So when you kind of do the math with all that, that brings us down into that 3, well below the 4, about 3.5. Again, we still believe that the supply/demand balance is one that is, again, in our favor, supporting the fact that we are in the early stages of a continued upcycle for the industry.

This is the histogram of OSVs going back to 1970. This would be the year of construction for them. And, again, everything to the left of the red bar graphs. These are ships today that are 25 years or older that are still counted in that active fleet. As I said before, our belief is a lot of these have already left the industry.

The industry is very good at counting new ships coming in -- very poor at trying to determine how many ships have left the industry. We have a very good number of the Tidewater ships that have left the industry but, as a whole, the industry -- it’s a difficult number to get a handle on.

This is taking a look at Tidewater’s histogram. This is where we are today and, again, if we had gone back a year or two years, three years, this would be a much different picture, but today you can see that a majority of our active fleet is all post-2000 is where it’s coming from. And if you take a look at it today we’ve got 240 new ships in the fleet, active, with 6.1 average years of age, which, again, is the largest and the newest of the OSV fleet in the industry.

Today, we’ve got 27 traditional vessels that still operate with an average age of 26.7. I’ll tell you, that over the next 18 months to two years, that number of 27 will probably go pretty much to zero is what will happen there.

If you look back three years ago, the numbers would be about 160 new vessels and about 160 traditional vessels. So over that three-year period, we’ve taken 160 of what were the older ships and have logged that down to 27 today. So it’s a completely different Tidewater today than it was just a few short years ago.

Our industry is one that does have quite a bit of fragmentation. This is looking at Tidewater, who has the largest vessel population by owner, 228, and if you could look at our various competitors. But I think we’ve got, at last count, somewhere around -- nearly 3,000 operators that are in this space. Many of those are small companies that have one or two ships -- very fragmented.

People ask us is there room for consolidation? I’d tell you, there’s certainly room for it. Whether it would do any good or not, I’m not so sure. If we consolidated our top 5 so you take the top six providers, I think that would probably be somewhere around a 25 percent market share. So, again, it is very fragmented when you look at it.

I said before that we believe we’re in the upstages of an early -- of the cycle. This is taking a look going back to fiscal 2004. Certainly, you can see the last peak we got up to around just below $8.00 a share on our fiscal earnings. Where we are, we troughed out again in fiscal 2011 going into 2012, and we think we’re climbing up on the upcycle. Where we find ourselves today in fiscal 2013, we finished at $3.00, a little over $3.00 a share and, certainly, we are on track to certainly continue to climb up the back side of that.

And when you look at it again with the chart where we are, it is a cyclical industry. Again, we think we’re in the early stages, and are continuing to rebound and, hopefully, we’ll get the returns and surpass what we’ve done in the past.

With that, I’m going to turn it over to Joe Bennett to take it from here.

Joe Bennett:	Thanks, Jeff. James, thanks, again, for the invite here. It’s always a pleasure to be here, and it’s our first time at this growth conference, and I think for good reason, because we are in a growth phase here.

I’ll lead off with our geographies. We present our segments in four different geographies, and we began doing that a couple of years ago. One is the first and the largest is in what we call sub-Saharan Africa and Europe. Heretofore, before the Troms acquisition that both James and Jeff just spoke of, that was all sub-Saharan Africa, both West Africa and East Africa for ourselves.

Just over 50 percent of our vessel count is in that region with the Troms six or seven boats or so, and some other acquisitions that we made on a boat-by-boat basis up in the North Sea. It encompasses that group of assets. So the largest concentration there.

Next is the Americas and, for us, that’s not just the United States and the Gulf of Mexico, but that’s all of the Americas -- Central and South America also. In fact, the largest part of those 63 assets would be more geared to our operations in Mexico and Brazil than it would be in the United States. Here in the U.S. we have about 10 or 15 vessels operating in the Gulf of Mexico, very good market, primarily a deepwater market but a good growing market as we sit here today.

Next in line is what we call MENA -- Middle East, North Africa, so it ranges from India on the east side all the way over to the Med and through the Med on the west side. And that number of 44, while it is in third place in the number of ships, that is a growing number. And over all the years that I’ve presented this map, which has been a long time, this is the greatest number of ships that we’ve had there. We were just awarded another award over in Saudi Arabia for some additional ships. So you’ll see that number grow.

The Middle East is one that is moving from what was historically an onshore activity level to offshore, and doing it in a way where they’re not just using local operators and old equipment at low margins, they’re moving up the food chain, if you want to call it that, to world-class operators. Safety is important, vessel specs are very important in that part of the world. So we see a real opportunity for growth in the Middle East.

And, lastly, but not least, is our Asia Pac region, and this is one that historically, if you keep in mind this newbuild cycle that has gone on in our industry has largely happened in the Far East -- Chinese yards and in Indonesia and Malaysia and India and places like that. So that region has been burdened with a little extra capacity until that equipment gets either absorbed in that region, and that’s been happening over the last year. This is primarily a jackup market in Asia Pac. And with the uptick that Jeff showed you before in the jackup market, they have certainly participated in that uptick.

And with the uptick in, say, the Middle East, and that’s been largely a jackup market, too -- a growing jackup market -- some of that excess equipment is making its way over into different regions, so it’s solidifying that Asia Pac region. And we make the point here at the bottom, if I get to it, that, as Jeff said, about 9 percent, 10 percent of our business is in the U.S. currently. That is a growing number. Had you seen this same slide a year or two ago, that number was more in the 5 percent, 6 percent range. So with the surge of activity in the Gulf of Mexico, we have brought some U.S. flag vessels back to the Gulf. We’re building a few vessels for Gulf of Mexico activity, so we do have exposure to the rising Gulf of Mexico market.

Again, the same info by the same segments. On average day rates, our business is pretty straightforward. We rent boats for a living. We rent them primarily on a day-rate basis, so it’s very easy to track average day rates and utilization. And the point of this slide, this is tracking the day rates and utilization of our active fleet of all different sorts of vessels. So these are blended -- a blended day rate in each of the respective geographies, the four geographies we just covered. But it’s a blend of small boats, big boats, and the numbers are what they are on the day rate standpoint.

The point I’d like to make on this is look at the last several quarters, and what you see is a day rate line in all segments that is increasing. We believe that that will continue to happen and, more important, because you have to have utilization really tight before you can push day rates is you see a utilization that has hovered in the 80 percent to 90 percent range. And, for us, I have always said something around 85 percent to 90 percent utilization is full practical utilization in our business.

We have mandatory down time for maintenance and repairs on our vessels, so that will naturally -- will never be, in the long term, a 100 percent utilization even in the greatest of markets. But anywhere in the 80 percent to 90 percent is good -- it’s considered good, strong utilization and one that will enhance the growth potential in day rates, and that’s what we’re seeing.

A little scorecard. Jeff talked about our newbuild and enhancement and growth of our fleet, and this is what it is. We began the process in the year 2000, so in the last 13 years this is what we have committed to through either newbuilds organically or through acquisitions primarily on a boat-to-boat basis. But 271 boats for a total of almost $5 billion committed to, and some average costs per vessel, and that means something to people that are familiar with this industry. But we feel very comfortable over that timeframe that we picked good shipyards, they build good quality equipment at the right prices. And since we’ve been, in effect, the biggest builder of equipment over the years, we get pretty good pricing. Shipyards want to do business with Tidewater.

We’ve funded most of this with actually already-paid-for, almost $4.3 billion of this $4.8 billion. Of the 271 vessels, 31 are still under construction, which you’ll see on the next slide. So of that 271, 31 are under construction, most of which are deepwater PSVs. That is the tightest market globally today. Those have the best day rates. They are already at historical high day rates, and we feel like these boats, which will enter this good market over the next year to two years are entering at a great time; still owe about $600 million on these assets, but intend on being able to pay that bill out of cash flows, which we have largely done over the past several years.

Our debt has increased but understand that we began this process with no net debt. And as people looked at us, they would compliment us on one hand but then suggest that we have laziest balance sheet in the industry because of that. And it was never our intent to have no debt, but debt for the right reasons and at the right amounts were important.

And we always envisioned getting to kind of the sweet spot for us from a leverage standpoint of 25 percent to 35 percent debt to total cap. There we are today at the end of September. We’ve hit that 35 percent. We don’t anticipate taking that percentage higher other than if we saw a great opportunity and with that opportunity to take it up a little bit. It would be with a plan specifically to reduce it back down to the 35 percent or less range.

We feel like that’s important. We understand we have tremendous operational risk in our business, so to couple that with financial risk not knowing when the cycles will take place, it’s just not where we want to be. Now, during an upcycle people would suggest even at 35 percent we’re probably a little underlevered. That’s fine until, out of the blue, a financial crisis hits, a global recession happens, and we were able to survive the latest trough much better than anybody else in our industry because of our balance sheet. So we’re not changing those stripes.

We still have, as Jeff suggested, nice ready liquidity, still $650 million through revolvers and cash on hand to continue to look for opportunities for additional acquisitions, newbuilds, et cetera. So we’re not at the end of our newbuild and enhancement program and our growth program. I would suggest we’re probably getting in the home stretch of it because we’ve made so much progress on it.

We’re an EVA company. We’re a return-on-capital-based company, so we don’t have -- we have a wish list. Jeff has his wish list of what types of boats and what his fleet -- what we would like it to look like in the future. It’s only one that we look at on a return-on-capital standpoint. If we can get the ships at the right price at the right time then we’ll do it. If we can’t, then we won’t because we’ve done so much over the last 13 years. So that’s kind of our strategy.

The next three slides, we take our three main classes of vessels, and just to give everyone an idea of where we are in the marketplace. In each of these cases it looks back over the last four or five fiscal years. So you catch the tail end of the last cycle. We’re a March year-end, fiscal year-end, so fiscal 2008 and 2009 were the best years in the Company’s history, operationally and financially, so keep that in mind as you look at the earlier years listed on these graphs.

So -- bold line, average day rate -- these are for our deepwater PSVs, just our “new boats.” Forget about all the old boats that may be left in our fleet, just new boats. Back then, we averaged about 25 of those new assets. We now have over 70 of those assets. And if you remember my previous slide, we have 23 more under construction. So we’ll get to about the 100 range of deepwater -- new deepwater PSVs in our fleet once the current backlog is delivered.

You also see that bold day rate line that stayed rather steady through the trough, at a good number, but really has grown over the last few years. These vessels, the average term of our contracts, is about two years, on average. So as we roll over contracts to these higher day rates, these historical higher day rates, you see what’s happened where we move from, on average, $20,000 a day up to, in this last quarter, $30,000 a day. Those are big numbers on 73 assets.

This group accounts for almost 50 percent of our vessel revenue, and that will be, we believe, a growing number given more assets being delivered into it.

A much smaller group of assets, and you see here we began with about five of these -- these are our deepwater anchor handlers. This is not a market that we see as a big growing market. The reason being is these assets deal with mid-water, primarily floater market, that needs to be moored. So these assets handle anchors, as their title suggests. More and more of those assets, as Jeff referred to before, that floater backlog, is almost solely DP equipped, so they don’t need anchor handling vessels.

So we’re glad that we have 11 of these, and to kind of provide a full array of equipment to our customers, understand what you see -- a very descending day rate line that that has more -- has to do with the mix of these 11 assets that used to be five. We built -- or acquired -- smaller deepwater anchor handlers of that final six number so, naturally, with just the mix of vessels, the original five were the biggest boats that we have in our fleet and have commensurate day rates with it. So that’s a little bit of background on this. Again, only 7 percent of our total vessel revenue.

Lastly, a towing supply fleet. These are the assets that support jackup drilling, and what you see here is a group of assets that grew from, in the last peak, around 50 new assets to now over 100 new assets for us, and a day rate that peaked at $20,000 a day during the last upcycle that’s been rather dead flat over the past three or so fiscal years.

The utilization is strong for this. We’ve been in the 85 percent range. The other big operator of -- public operator of shallow water equipment is two in the 85 percent to 90 percent utilization range. The rest of the world, lots of mom and pops that operate this smaller equipment. While the jackup market has improved the utilization, on a global basis -- not for us, but on a global industry-wide basis -- hasn’t gotten to the level yet that day rates, across the board, have started to move up. We think that we’re on the fringe of that given the improvement in the jackup market. We think that that will come, hopefully, during 2014 as these new jackups get delivered into the marketplace and solidify this group.

This is a big, big earnings expansion opportunity for Tidewater here in that if we can return up from what is now $15,000 a day back to where it was before, keep in mind the deepwater stuff has already surpassed on a day rate standpoint what they did the last time. Hopefully, this can do the same. We don’t know what it’s going to do, but we feel like it’s moving in the right direction there, and a real growth possibility in the shallow water.

One of the earlier slides referred to our Troms acquisition and North Sea fleet also refer to a new subsea business, and we had our earnings call just a couple of weeks ago and announced for the first time that Tidewater is entering the subsea world. We’re doing it, you know, first off, we think we’ve got a pretty cool logo that will be associated with this. And what we announced was that we had committed to building six work class ROVs. And this is a small step for us.

We’re putting together a separate “management” team, an operational team, that has experience in this line of business. The subsea market is one that is expanding at a very, very rapid pace. We have been evaluating this space, in general, for the last couple of years trying to figure out where is Tidewater’s entry point into it? Where do we want to play in this big business, because there’s money to be made, and there’s money to be lost in this business if you make a wrong move.

We feel like we’ve honed in on a part that we can participate in. Customers are asking us to be involved in this. Initially, we believe we can group these ROVs along with our ships. They can work off of our ships, and we can group contracts that provide not only the ships but the ROVs and other services that go along with it. So keep an eye on this very, very small entry into it right now, but we believe that we will continue to expand this. Our core business will still be our marine business, but this will be interesting to see how we progress.

I kind of finish this slide deck with our earnings potential. We began this slide, our coiled spring slide several years ago trying to envision for people what our new fleet of assets can do in the future. We’ve never had this group of 240 to 250 what will be 270-plus new assets, so what I do is build this slide not trying to predict earnings in any specific period of time, but what these assets can do with certain day rate and utilization and operating margin assumptions.

So I build the first one by saying first off the assumption is I have all the 240 new boats in my fleet currently. I add the 31 that are under construction so they eventually get into my fleet, and I acquire or build, 20 more over the next, say, year or two. So I’m looking at a fleet of about 290 vessels, at least in this sensitivity analysis.

If I replicate exactly the day rate, utilization, margins that we just did in the September quarter, this group of assets would earn about $5.50 of earnings per share and generate about $550 million of EBITDA -- great cash flows.

If we just sensitize that just a bit and say, “Well, let’s bump the utilization to 85 percent, and let’s just arbitrarily bump the day rate by 10 percent.” How sensitive it is to earnings, to cash flows -- it’s pretty sensitive. We jump up earnings significantly. Again, keep in mind this is with a capital base of $5 billion of new assets that has come upon us in the last 10 to 13 years.

If you do that one more time, and you adjust to what I think is a max utilization of 90 percent and another 10 percent bump in day rate, you get to over $12 of earnings per share and almost $1 billion annually of EBITDA. Certain things, obviously, have to take place. We can’t do this without day rates moving on our towing supply vessels, for example, but these are all possibilities. When people say, “Well, how easy is it to move those day rates up?” We can at least share with you what has happened historically.

In the last two years that average day rate that you see of $18,637 used to be $14,291. So it’s increased by $4,300 -- over 30 percent in a two-year period of time. It is not unheard of to believe that we can bump these day rates by 10 -- and another 10 percent and get to these levels of utilization and day rate.

So this is the Tidewater story. Historically speaking, top earnings in 55-plus years of history of Tidewater has been about $8.00 per share. So this is a new capital base that can provide new earnings capabilities that we’ve not seen before.

Lastly, we finish with this slide just so everyone understands our own strategy and -- financial strategy -- is to create long-term shareholder value. We do that, hopefully, at any point in time in delivering results in this volatile business. We understand, through troughs, we’re not going to put up stellar return numbers or whatever, but we’re going to put up earnings not losses. We haven’t had a net loss in the company since the mid ‘80s. So that’s something to be said in this kind of crazy business that we operate in.

So delivering results is very important. As I mentioned before, we’re an EVA company, so a constant concentration on return on capital, making the right decisions at the right time to spend our capital, your capital, and to maintain our financial strength, again, keeping the balance sheet clean enough to be able to respond to opportunities in our business.

So, with that, we have seven or eight minutes left and be glad to answer any questions you may have. Yes?

Unidentified Audience Member:	A quick question -- you guys announced a couple of days ago the Angola joint venture. Can you just go over what’s going with that?

Joe Bennett:	Why don’t you come up here, Jeff because we are webcasting.

Jeff Platt:	I think, as most people know that have been following Tidewater over the last several years, going back at least three or four, our joint venture agreement in Angola has been up for short-term review. So we’ve been in negotiations and discussions with our partners, Sonangol, who is the state oil company in Angola. As I’ve said, we’re making progress. We were not going to sign a deal that was bad for Tidewater shareholders. Sonangol certainly represents their shareholders, their stakeholders, in Angola.

So after a lot of hard work by both sides, we came to, I think, a very good agreement for both sides. It meets the needs of both. That was successfully negotiated a couple of months ago. It was finally -- put together all the documentation, and then we just did receive the final executed contract. So that ends sort of what has been a long process, but one that I think that needed to have gone for both sides. And we’ve got a two-year agreement now, and certainly we expect that it will go long beyond the two years. So we have a full JV agreement, and now we can concentrate on the other issues in Angola.

And then again, it’s an opportune time, when you look at the activity level in Angola, which has been at a high level, and it’s about to take off even more with some of the pre-salt. They’ve tied the geology back into Brazil, and so Angola, as a whole, I think, is going to really have some nice opportunities for us additionally.

Unidentified Audience Member:	You mentioned -- Joe, you mentioned you think on the fringe of some expansion here in day rates for the towing supply -- supply segment. What gives you the confidence that we’re at that point here?

Jeff Platt:	Well, I think the utilization -- you have to have utilization before you can move day rate. Our utilization has been high and, again, as Joe said, our largest competitor, who is also a public company, that, really, when you look at the fleet makeup it’s almost like looking in a mirror, when you look at their numbers and their high utilization as well. So we think we’re on the cusp of it, and then what we think is going to be the real catalyst for it is the number of new jackups being delivered into the market. And, again, to the extent that they will be incremental -- certainly, they won’t be 100 percent incremental, but at least what we’re hearing from the drillers is that a large percentage will be incremental. So we think that coupled with what is already a high utilization will give us the traction we need to start moving the day rates.

Joe Bennett:	And I’ll add to that, James, that’s on the demand side. On the supply side what’s good is -- and if you remember Jeff’s slide before on the backlog of boats being around 430 boats, only about 100 of those are shallow water boats. The vast majority of that group that’s coming in are deepwater vessels, which is fine, and I think accommodates the deepwater rigs that are coming in.

But the supply side of the equation with the attrition of old boats that are almost solely in the shallow water OSV space, so you have more old boats going away, you have very few new boats coming in given the 120-plus jackups that are under construction. So we think that both the supply and the demand side look very favorable.

Unidentified Audience Member:	The ROVs -- what’s -- I mean, you just made an announcement. What’s the long-term strategy -- I know it’s this early -- and are you going to be competing against Oceaneering? Like, what’s -- what led you to make this decision more?

Jeff Platt:	Today, Tidewater ships have ROVs that are being deployed worldwide. So they’re not Tidewater ROVs. So that’s been a service that we have been at least providing the platform or a platform for it.

We look at that as just kind of a natural extension of what the value provided to our clients. Are we a competitor to Oceaneering? Well, we’re in the ROV space, so, by definition, I think we would be a competitor to Oceaneering. Just remember, I think Oceaneering is about 75 percent on the drilling rig is where they deploy a lot of theirs.

At least initially for us, we look at the marriage with our vessels as kind of the stepping out point for us. And I think, as a whole, and actually the slide -- it was the very beginning of my slide deck, was the Tidewater Enabler. That’s a light IMR -- inspection, maintenance, and repair vessel. It’s got a heat-compensated crane on the back deck. As more of the work maintenance that goes on for subsea installations, I think that’s a natural extension for Tidewater to move more into that space as well, but do so at a measured pace.

It’s very expensive equipment, it’s very specialized equipment, and if you don’t have the work for it, it doesn’t do anything else very well. So it’s going to be a measured expansion, I think, as we move into subsea. We think the ROVs are kind of the natural first step for us.

Unidentified Audience Member:	Hi. Do you see any growth opportunities in the Gulf of Mexico and especially in Mexico related to the Mexican reform and privatization of oil industry?

Jeff Platt:	Absolutely. I mean, the U.S. side of the Gulf of Mexico, I think, has gotten lots of publicity and rightfully so. I mean, the amount of drilling on a percentage basis, it really has been a rapid-growth market.

Mexico, for Tidewater, has been a longstanding market for us. We’ve worked for Pemex going back many, many years. So, again, we welcome, and we think the reforms that are underway ultimately will result in increased activity, which, again, would benefit us, too. So, again, it’s actually pretty amazing what the current president is taking on. He’s taken on quite a bit of reform and, again, we welcome that and think that it does bode well for increased activity in Mexico as well as what you’ve seen in North America -- in the United States, the Gulf of Mexico.

Unidentified Audience Member:	Are you adding more business with private companies -- Mexican private companies involved with this growth or just with Pemex?

Jeff Platt:	All things lead to Pemex. I mean, they are the -- that’s where the work comes from. Yes, we do lots of work with construction companies and others, but understand it’s all tied back to a Pemex project. To the extent that the reform does come through and what, ultimately, that would be like, I’m not going to guess as how it will work. I think it certainly needed some reform to increase the activity levels, and when that happens, then we’ll be doing business with those companies as well. Today, everything still ties back to -- you know, it’s a Pemex operation, at the end of the day.

Unidentified Audience Member:	Just one other follow-up question -- the towing supply environment. You talked about from the supply side older vehicles leaving the fleet, leaving the industry fleet due to age attrition. I don’t think you talked about new production of those vehicles on an industry basis. Do you have data on that?

Jeff Platt:	Yes, Joe mentioned that. Of the 430 total ships under construction today, which would include both deepwater and the tow supply, it’s a majority weighted to the deepwater PSV. There’s about --

Joe Bennett:	There’s around 120 or so shallow water.

Jeff Platt:	120 shallow water vessels, really, for the jackup support. So, again, with the demand on the rig side, and the lesser number of new tow supply ships that are coming for the jackup market, again, we think that balance really is one that’s a very good story for us.

James West:	Okay, thank you, guys.

Jeff Platt:	Okay, thank you.